Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE MOLDING TECHNOLOGIES REPORTS THIRD QUARTER 2017 RESULTS AND DECLARES QUARTERLY DIVIDEND

COLUMBUS, Ohio - November 2, 2017 - Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding” or the “Company”) today announced results for the third quarter ended September 30, 2017.

“Core Molding generated increased product sales in the third quarter, both on a year-over-year and a sequential basis,” stated Kevin Barnett, Core Molding Technologies’ President and Chief Executive Officer. “Our product sales were up 11% compared to the third quarter of last year as a result of stronger demand from both heavy-duty truck and marine customers. The Company delivered net income of $0.11 per diluted share in the current year third quarter compared to $0.13 per diluted share in the same period last year, which had higher total sales. Our increase in product sales to heavy-duty truck customers is consistent with the cyclical recovery forecasted by industry analysts.”

Third Quarter 2017 Compared to Third Quarter 2016:

•	Net sales were $38.5 million compared to $41.3 million.

•	Product sales were $37.6 million compared to $33.8 million.

•	Gross margin was 15.0% compared to 13.5%.

•	Operating income was $1.4 million compared to $1.7 million.

•	Net income was $0.9 million, or $0.11 per diluted share, compared with $1.0 million, or $0.13 per diluted share.

Nine Months 2017 Compared to Nine Months 2016:

•	Net sales were $122.6 million compared to $125.8 million.

•	Product sales were $110.7 million compared to $113.2 million.

•	Gross margin was 16.0% compared to 16.5%.

•	Operating income was $7.2 million compared to $8.4 million.

•	Net income was $4.7 million, or $0.61 per diluted share, compared with $5.4 million, or $0.70 per diluted share.

Total sales of $38.5 million in the 2017 third quarter were down approximately 7% from the prior year due to a decline in tooling sales, which were higher in the 2016 third quarter from the launch of new and replacement programs. Total sales were down 3% year-to-date relative to the first nine months of 2016 reflecting lower tooling sales along with modestly lower product sales to heavy-duty truck and automotive customers, partially offset by increased demand from customers in the marine market. Gross margin increased in the third quarter of 2017 relative to the prior year, driven by more favorable product mix and production costs, partially offset by higher raw material prices. The decline in gross margin for the first nine months of 2017 was primarily due to the rise in raw material costs. Operating and net income declined as a percent of sales for the 2017 third quarter and year-to-date compared to the prior year primarily due to the lower overall sales and an increase in operating cost.

Financial Position at September 30, 2017:

•	Cash and cash equivalents of $27.5 million.

•	Total assets of $138.7 million.

•	Total debt of $7.5 million.

•	Stockholders’ equity of $102.0 million.

The Company’s cash position of $27.5 million was slightly lower than its $28.3 million in cash and cash equivalents at December 31, 2016 primarily due to an increase in working capital resulting from a pick-up in customer demand.

Exhibit 99.1

Outlook

Mr. Barnett stated, “As 2017 comes to a close, we expect fourth quarter 2017 product sales to be higher than the prior year period, driven largely by further strengthening in demand by heavy-duty truck and marine customers. Industry sources continue to forecast an increase in heavy-duty truck production levels for 2017 and 2018, which are now expected to increase 10% and 15%, respectively, relative to the prior years.”

Mr. Barnett concluded, “Our focus remains on identifying and pursuing potential acquisitions aimed at diversifying our end markets, materials and processes in order to enhance the organic growth we are anticipating with our heavy-duty truck customers. With our strong balance sheet, consistent cash flow and a cyclical upswing unfolding in our main end-market, we are well positioned to be patient and disciplined when approaching potential transactions. Our outlook for a rising top-line combined with our focus on continuous improvement efforts to drive efficiencies makes us optimistic about our ability to build shareholder value in the near and longer term.”

Dividend
The Company’s Board of Directors today declared a quarterly cash dividend of $0.05 per share payable on November 28, 2017 to shareholders of record on November 17, 2017.

About Core Molding Technologies, Inc.

Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of fiberglass reinforced thermoset and thermoplastic materials. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of SMC, glass mat thermoplastics (GMT) and bulk molding compounds (BMC); compression and transfer molding of direct long-fiber thermoplastics (D-LFT); spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM). Additionally, the company offers reaction injection molding (RIM) of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction and other commercial products markets. Headquartered in Columbus, Ohio, Core maintains plants in Columbus and Batavia, Ohio; Gaffney, South Carolina; Winona, Minnesota; and Matamoros, Mexico. For further information, visit the company’s website at www.coremt.com.

This press release may contain certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies’ operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plans,” “projects,” “believes,” “estimates,” “encouraged,” “confident” and similar expressions are used to identify these forward-looking statements. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements. Except as required by law, Core Molding Technologies Inc. undertakes no obligation to update these forward looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries (including slowdown in demand for truck production); federal and state regulations (including engine emission regulations); general economic, social, regulatory (including foreign trade policy) and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon certain major customers as the primary source of Core Molding Technologies’ sales revenues; efforts of Core Molding Technologies to expand its customer base; the ability to develop new and innovative products and to diversify markets, materials and processes and increase operational enhancements; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies’ suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; inadequate insurance coverage to protect against potential hazards; equipment and machinery failure; product liability and

Exhibit 99.1

warranty claims; and other risks identified from time to time in Core Molding Technologies’ other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2016 Annual Report on Form 10-K.

Company Contact: John Zimmer Vice President & Chief Financial Officer 614-870-5604 jzimmer@coremt.com	Investor Relations Contact: The Equity Group Inc. Fred Buonocore (212) 836-9607/fbuonocore@equityny.com Kevin Towle (212) 836-9620/ktowle@equityny.com www.theequitygroup.com

(See Accompanying Tables)

Exhibit 99.1

CORE MOLDING TECHNOLOGIES, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, expect per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net sales:
Products	$37,593	$33,816	$110,723	$113,159
Tooling	901	7,520	11,885	12,651
Total net sales	38,494	41,336	122,608	125,810

Total cost of sales	32,730	35,755	103,001	105,043

Gross margin	5,764	5,581	19,607	20,767

Total selling, general and administrative expense	4,358	3,924	12,450	12,361

Operating Income	1,406	1,657	7,157	8,406

Interest expense	62	67	191	233

Income before income taxes	1,344	1,590	6,966	8,173

Income tax expense	489	561	2,262	2,794

Net income	$855	$1,029	$4,704	$5,379

Net income per common share:
Basic	$0.11	$0.13	$0.61	$0.71
Diluted	$0.11	$0.13	$0.61	$0.7
Weighted average shares outstanding:
Basic	7,711	7,635	7,683	7,616
Diluted	7,757	7,667	7,739	7,649

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands)

	As of 9/30/2017	As of 12/31/2016
Assets:
Cash	$27,540	$28,285
Accounts Receivable, net	24,293	19,551
Inventories, net	12,794	10,912
Other Current Assets	2,177	1,140
Property, Plant and Equipment, net	68,111	70,601
Goodwill and Intangibles, net	2,928	2,403
Other Long-term Assets	862	563
Total Assets	$138,705	$133,455

Liabilities and Stockholders' Equity
Current Portion of Long-term Debt	$3,000	$3,000
Accounts Payable	11,652	8,534
Compensation and Related Benefits	4,847	5,004
Tooling in Progress	1,184	1,084
Accrued Liabilities and Other	1,873	2,658
Long-Term Debt	4,500	6,750
Deferred Tax Liability	992	992
Post Retirement Benefits Liability	8,638	8,667
Stockholders' Equity	102,019	96,766
Total Liabilities and Stockholders' Equity	$138,705	$133,455